EXHIBIT 99.1

Exide Technologies Reports Fiscal 2009 Second Quarter Results With Adjusted EBITDA and Gross Profit Improvement

ALPHARETTA, Ga., Nov. 6, 2008 (GLOBE NEWSWIRE) -- Exide Technologies (Nasdaq:XIDE) (www.exide.com), a global leader in stored electrical energy solutions, announced today its financial results for its fiscal 2009 second quarter, which ended September 30, 2008.

Highlights of Fiscal 2009 Second Quarter and Year-to-Date Results:

 * Second quarter Adjusted EBITDA improved 36% to $68.2 million;
   resulting in Adjusted EBITDA of $139.3 million year-to-date, a
   57% improvement;
 * Generated free cash flow of $45.9 million and $90.7 million in the three and six month periods ended September 30, 2008,
   respectively, as compared with free cash flow burn of ($40.8)
   million and ($107.6) million in the comparable periods of fiscal
   2008; and
 * Adjusted earnings (loss) per share for the fiscal 2009 second quarter is $0.24 versus ($0.05) in the second quarter of fiscal
   2008.

Second Quarter Consolidated Results

Fiscal 2009 second quarter consolidated net sales increased 6% to $914.2 million as compared to net sales of $861.9 million in the fiscal 2008 second quarter. The fiscal 2009 second quarter net sales were positively impacted by favorable foreign currency translation of $39.9 million or 4.4%. Favorable pricing in all divisions served to offset volume softness.

Consolidated net loss for the fiscal 2009 second quarter was $10.2 million or ($0.14) per share compared to a net loss for the fiscal 2008 second quarter of $14.8 million or ($0.24) per share. The net losses for these comparable periods are impacted by the following items:

 1. The results of the fiscal 2009 second quarter include currency remeasurement losses, net of tax, in the amount of $17.9 million or ($0.24) per share, while the results of the fiscal 2008 second quarter include currency remeasurement income of $8.9 million, net of tax, or $0.14 per share.
 2. Both periods include unrealized gains from revaluation of our warrants liability with the current period impact being $9.2 million or $0.12 per share as compared with $1.5 million or $0.02 per share in the prior year period.
 3. The fiscal 2009 second quarter's results include restructuring charges of $9.2 million, net of tax, or ($0.12) per share. These charges are principally the result of an accelerated reduction in force program in Europe and Australia. This amount compares with net of tax restructuring charges in the second quarter of the prior year in the amount of $2.5 million or ($0.04) per share.
 4. The Company's tax provision and resulting effective tax rate continue to be impacted by losses in tax jurisdictions in which the Company has recorded valuation allowances and therefore does not record a tax benefit. The current quarter's provision was negatively impacted by $10.5 million or ($0.14) per share due to valuation allowance increases. This compares with a $2.1 million or ($0.03) per share valuation allowance increase in the prior year period. The prior year quarter also included a non-cash tax charge of $16.7 million or ($0.27) per share resulting from an adjustment to the Company's net deferred tax asset in Germany to recognize the impact of a lower corporate tax rate.

Excluding the impact of the above-described, non-operational items, adjusted net income for the fiscal 2009 second quarter was $18.5 million, or $0.24 per share. This compares with adjusted net loss for the comparable prior year period of $3.1 million or ($0.05) per share. A reconciliation of net loss and net loss per share to non-GAAP adjusted net income or loss and adjusted net income or loss per share is provided at the end of this release.

Consolidated Adjusted EBITDA for the fiscal 2009 second quarter was $68.2 million as compared with Adjusted EBITDA of $50.0 million in the prior year quarter. This improvement was driven by gross profit, which increased $31.6 million to $161.9 million, or 17.7% of net sales in the current year fiscal second quarter, compared to $130.3 million, or 15.1% of net sales in the prior year period. The improvement in gross profit is the result of continued focus on cost efficiencies, positive net pricing actions as well as a $5.9 million favorable impact of foreign currency translation, partially offset by rising non-lead commodity costs. Gordon A. Ulsh, President and Chief Executive Officer said, "We remain focused on improving operational efficiencies and driving down costs and are pleased with the progress made in improving gross profit this quarter. We believe the actions and initiatives implemented in the past several quarters to improve productivity and reduce costs have positioned us well to face the current macro-economic headwinds."

Selling, general and administrative expenses for the fiscal 2009 second quarter increased to $123.2 million versus the prior year period of $107.9 million. Approximately $4.5 million of the increase resulted from foreign currency translation. The remainder of the increase was driven by increased spending on targeted marketing efforts, the hiring of additional commercial resources in our Industrial Energy Americas division, our increased focus on engineering and R&D and an increase in the Company's provision for bad debts resulting from the bankruptcy filing of a certain transportation aftermarket customer in Europe.

Net interest expense decreased 13% or $2.9 million to $18.4 million in the fiscal 2009 second quarter as compared to $21.3 million in the fiscal 2008 second quarter as a result of the favorable impact of lower interest rates and lower average net debt. At September 30, 2008, net debt decreased 10% to $522.3 million from $580.6 million at June 30, 2008.

Fiscal 2009 Six Month Consolidated Results

The Company reported a net loss for the six months ended September 30, 2008 of $20.5 million or ($0.27) per share as compared to a net loss of $50.5 million or ($0.82) per share in the prior year period. Adjusted net income for the six months ended September 30, 2008 was $31.5 million or $0.42 per share. This compares to an adjusted net loss of $7.0 million or ($0.11) per share for the prior year six month period. A reconciliation of net loss and net loss per share to non-GAAP adjusted net income or loss and adjusted net income or loss per share is provided at the end of this release.

Net sales for the first six months of fiscal 2009 aggregated $1.89 billion as compared with $1.62 billion for the prior year period. Excluding the effect of favorable foreign currency translation, net sales increased 9% over the prior year period. EBIT for the first six months of fiscal 2009 was $44.0 million compared to an EBIT of $15.0 million in the prior year period. This improvement is the result of increased operational efficiencies. Adjusted EBITDA for the six months ended September 30, 2008 increased 57% to $139.3 million versus $89.0 million in the comparable prior year period. Excluding the effect of foreign currency translation, Adjusted EBITDA improved 51%, again, due to increased operational efficiencies.

As of September 30, 2008, the Company had cash and cash equivalents of $170.0 million and $146.7 million availability under its bank revolving loan facility. This compares to cash and cash equivalents of $90.5 million and $136.4 million availability under the revolving loan facility at March 31, 2008. Free cash flow was a positive $90.7 million for the six months ended September 30, 2008 as compared to a free cash flow burn of ($107.6) million for the same period of fiscal 2008. This increase is due to the increase in Adjusted EBITDA and improved working capital, offset by an increase in capital expenditures.

Segment Information for the Three and Six Months Ended September 30

Transportation Segments

Net sales of the Company's combined Transportation segments increased by 5.4% to $561.0 million in the fiscal 2009 second quarter from $532.3 million in the comparable fiscal 2008 period. Excluding the favorable impact of $18.4 million in foreign currency translation, net sales in the fiscal 2009 second quarter grew by $10.3 million or 2% over the prior year period due to favorable pricing actions on slightly lower overall unit volumes in both Transportation segments. Net sales for the first six months of fiscal 2009 increased $147.1 million to $1.14 billion as compared to $996.1 million for the same period of fiscal 2008.

Adjusted EBITDA for the combined Transportation segments was $36.2 million in the fiscal 2009 second quarter versus $42.2 million in the comparable fiscal 2008 period. Adjusted EBITDA for Transportation Americas improved in the current quarter over the prior year period primarily as the result of favorable pricing actions, partially offset by lower unit volumes. Transportation Europe and Rest of World Adjusted EBITDA declined in the 2009 fiscal second quarter when compared to the prior year primarily due to lower unit volumes and higher raw material costs. Adjusted EBITDA for the first six months of fiscal 2009 was $77.4 million versus $73.5 million for the comparable fiscal 2008 period.

Industrial Energy Segments

Fiscal 2009 second quarter total net sales for the Company's Industrial Energy segments were $353.2 million up from $329.6 million in the comparable fiscal 2008 period, a 7% increase. This increase is primarily due to favorable currency translation of $21.4 million over the prior year period. Net sales were also impacted by favorable pricing actions in both the network and motive power markets worldwide. Net sales for the first six months of fiscal 2009 were $742.2 million compared to $628.3 million for the same period of fiscal 2008.

Total Adjusted EBITDA for the Industrial Energy segments in the fiscal 2009 second quarter increased $22.8 million to $39.6 million versus $16.8 million in the fiscal 2008 second quarter. This increase is primarily due to effective pricing in all markets combined with increased unit volumes in the network power market. Adjusted EBITDA for the first six months of fiscal 2009 was $76.0 million versus $33.7 million in the prior year period. Mr. Ulsh stated, "Both the fiscal 2009 second quarter and year-to-date improvement in Adjusted EBITDA are the result of continued effective pricing as lead has declined as well as our ongoing efforts to improve our efficiencies and cost position through Take Charge! and restructuring initiatives."

Non-GAAP Financial Measures

The Company uses Adjusted EBITDA as a key measure of its operational financial performance. This measure is the key indicator of the Company's operational performance and excludes the nonrecurring impact of the Company's current restructuring actions. Adjusted EBITDA is defined as earnings before interest, taxes, depreciation, amortization and restructuring charges. Our Adjusted EBITDA definition also adjusts reported earnings for the effect of non-cash currency remeasurement gains or losses, the non-cash gain or loss from revaluation of the Company's warrants liability, impairment charges and non-cash gains or losses on asset sales as well as a specific exclusion for the loss on early extinguishment of debt recorded in the fiscal 2008 first quarter. Please refer to the reconciliations of net loss to EBIT and Adjusted EBITDA in the attachments to this release.

The Company calculates Adjusted Earnings Per Share by excluding from net income (loss) per share certain items, such as non-cash tax valuation allowances, reorganization items related to the Company's bankruptcy proceedings and the non-cash gain or loss from revaluation of the Company's warrants liability. The Company also excludes the impact of restructuring charges incurred to improve its relative cost position when compared with the competition. Further, non-cash currency remeasurement gains and losses have been excluded as these are the result of financing as opposed to operating decisions. The Company believes that these measures are useful to investors and management because they allow investors to evaluate the Company's performance for different periods on a more comparable basis by excluding these nonrecurring items that the Company believes are not indicative of, or may obscure trends useful in evaluating, the Company's continuing operations. This supplemental presentation should not be construed as an inference that the Company's future results will be unaffected by similar adjustments to net income (loss) per share determined in accordance with GAAP.

The Company also defines Free Cash Flow as cash from operating activities and cash from investing activities, both as measured in accordance with Generally Accepted Accounting Principles. We believe that Free Cash Flow provides useful information about the cash generated by our core operations after capital expenditures and the sale of non-core assets.

All of the foregoing non-GAAP financial measures should be used in addition to, but not in isolation or as a substitute for, the analysis provided in the Company's measures of financial performance prepared in conformity with U.S. GAAP. The non-GAAP financial measures should be read only in conjunction with the Company's condensed consolidated financial statements prepared in accordance with GAAP.

Conference Call

The Company previously announced that it will hold a conference call to discuss its results on November 7, 2008 at 10:00 a.m. Eastern Time.

 Conference call details:
    Dial-in number for US/Canada: 877-296-1542 Dial-in number for international callers: 706-679-5918
    Conference ID:  67739550

 A telephonic replay of the conference call is available:
    Dates:  from 1:00 p.m. ET November 7, 2008 to
    11:59 p.m. ET November 21, 2008
    Domestic dial-in:  800-642-1687
    International dial-in:  706-645-9291
    Passcode:  67739550

Exide Technologies Investor Day

The Company will host the meeting at its automotive battery manufacturing facility in Bristol, Tennessee on Tuesday, November 18, 2008. Exide management will discuss its operational performance followed by a tour of the facility. Please contact Carol Knies at 678-566-9316 or email carol.knies@exide.com if interested in attending the Analyst Day event.

About Exide Technologies

Exide Technologies, with operations in more than 80 countries, is one of the world's largest producers and recyclers of lead-acid batteries. The Company's four global business groups -- Transportation Americas, Transportation Europe and Rest of World, Industrial Energy Americas and Industrial Energy Europe and Rest of World -- provide a comprehensive range of stored electrical energy products and services for industrial and transportation applications.

Transportation markets include original-equipment and aftermarket automotive, heavy-duty truck, agricultural and marine applications, and new technologies for hybrid vehicles and automotive applications. Industrial markets include network power applications such as telecommunications systems, electric utilities, railroads, photovoltaic (solar-power related) and uninterruptible power supply (UPS), and motive-power applications including lift trucks, mining and other commercial vehicles.

Further information about Exide, including its financial results, are available at www.exide.com.

Forward-Looking Statements

Except for historical information, this press release may be deemed to contain "forward-looking" statements. The Company desires to avail itself of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 (the "Act") and is including this cautionary statement for the express purpose of availing itself of the protection afforded by the Act. The Company undertakes no obligation to publicly update or revise any forward-looking statement in this or any prior forward-looking statements whether as a result of new information, future developments or otherwise.

Examples of forward-looking statements include, but are not limited to, (a) projections of revenues, cost of raw materials, income or loss, earnings or loss per share, capital expenditures, growth prospects, dividends, the effect of currency translations, capital structure and other financial items, (b) statements of plans and objectives of the Company or its management or Board of Directors, including the introduction of new products, or estimates or predictions of actions by customers, suppliers, competitors or regulating authorities, (c) statements of future economic performance and (d) statements of assumptions, such as the prevailing weather conditions in the Company's market areas, underlying other statements and statements about the Company or its business.

Factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to, the following general factors such as: (i) the Company's ability to implement and fund based on current liquidity business strategies and restructuring plans, (ii) unseasonable weather (warm winters and cool summers) which adversely affects demand for automotive and some industrial batteries, (iii) the Company's substantial debt and debt service requirements which may restrict the Company's operational and financial flexibility, as well as imposing significant interest and financing costs, (iv) the litigation proceedings to which the Company is subject, the results of which could have a material adverse effect on the Company and its business, (v) the realization of the tax benefits of the Company's net operating loss carry forwards, which is dependent upon future taxable income, (vi) the fact that lead, a major constituent in most of the Company's products, experiences significant fluctuations in market price and is a hazardous material that may give rise to costly environmental and safety claims, (vii) competitiveness of the battery markets in North America and Europe, (viii) risks involved in foreign operations such as disruption of markets, changes in import and export laws, currency restrictions, currency exchange rate fluctuations and possible terrorist attacks against U.S. interests, (ix) general economic conditions, (x) the ability to acquire goods and services and/or fulfill labor needs at budgeted costs, (xi) the Company's reliance on a single supplier for its polyethylene battery separators, (xii) the Company's ability to successfully pass along increased material costs to its customers, (xiii) the loss of one or more of the Company's major customers for its industrial and transportation products; (xiv) recently adopted U.S. lead emissions standards and the implementation of such standards by applicable states; and (xv) the ability of the Company's customers to pay for products and services in light of liquidity constraints resulting from global economic conditions and restrictive credit markets.

Therefore, the Company cautions each reader of this press release carefully to consider those factors set forth above and those factors described in the Company's Form 10-K filed on June 9, 2008 and its Form 10-Q filed on November 6, 2008, because such factors have, in some instances, affected and in the future could affect, the ability of the Company to achieve its projected results and may cause actual results to differ materially from those expressed herein.

                  EXIDE TECHNOLOGIES AND SUBSIDIARIES
            CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
           (Unaudited, in thousands, except per-share data)

                              For the Three           For the Six
                               Months Ended           Months Ended
                            ------------------  ----------------------
                               September 30,         September 30,
                              2008      2007       2008        2007
                            --------  --------  ----------  ----------
 NET SALES                  $914,174  $861,942  $1,885,449  $1,624,329
 COST OF SALES               752,290   731,594   1,554,085   1,375,313
                            --------  --------  ----------  ----------
 Gross profit                161,884   130,348     331,364     249,016
                            --------  --------  ----------  ----------

 EXPENSES:
 Selling, marketing and
  advertising                 79,670    68,299     158,526     136,633
 General and administrative   43,488    39,617      90,659      83,266
 Restructuring                 9,655     2,550      11,878       4,682
 Other expense (income), net  16,692   (10,520)     24,515     (14,061)
 Interest expense, net        18,401    21,271      37,626      42,623
 Loss on early
  extinguishment of debt          --        --          --      21,342
                            --------  --------  ----------  ----------
                             167,906   121,217     323,204     274,485
                            --------  --------  ----------  ----------

 Income (loss) before
  reorganization items,
  income taxes, and minority
  interest                    (6,022)    9,131       8,160     (25,469)
 REORGANIZATION ITEMS, NET       472       769         935       1,211
 INCOME TAX PROVISION          3,408    22,696      26,878      22,913
 MINORITY INTEREST               334       495         894         918
                            --------  --------  ----------  ----------
    Net loss                $(10,236) $(14,829) $  (20,547) $  (50,511)
                            ========  ========  ==========  ==========
 NET LOSS PER SHARE
                            --------  --------  ----------  ----------
 Basic and Diluted          $  (0.14) $  (0.24) $    (0.27) $    (0.82)
                            ========  ========  ==========  ==========

 WEIGHTED AVERAGE SHARES
                            --------  --------  ----------  ----------
 Basic and Diluted            75,455    61,717      75,416      61,496
                            ========  ========  ==========  ==========

                EXIDE TECHNOLOGIES AND SUBSIDIARIES
                 CONDENSED CONSOLIDATED BALANCE SHEETS
           (Unaudited, in thousands, except per-share data)

                                             Sept. 30,     March 31,
                                               2008          2008
                                            -----------   -----------
                  ASSETS

 Current assets:
  Cash and cash equivalents                 $   169,899   $    90,547
  Receivables, net of allowance for
   doubtful accounts of $32,378 and
   $33,630                                      601,504       782,944
  Inventories                                   534,504       583,593
  Prepaid expenses and other                     18,067        17,829
  Deferred financing costs, net                   5,014         5,215
  Deferred income taxes                          37,280        36,853
                                            -----------   -----------
    Total current assets                      1,366,268     1,516,981
                                            -----------   -----------
 Property, plant and equipment, net             593,391       649,526
                                            -----------   -----------
 Other assets:
  Other intangibles, net                        186,896       206,283
  Investments in affiliates                       4,652         6,523
  Deferred financing costs, net                  14,899        18,071
  Deferred income taxes                          41,969        51,238
  Other                                          46,345        42,774
                                            -----------   -----------
                                                294,761       324,889
                                            -----------   -----------
 Total assets                               $ 2,254,420   $ 2,491,396
                                            ===========   ===========
    LIABILITIES AND STOCKHOLDERS' EQUITY
 Current liabilities:
  Short-term borrowings                     $    18,836   $    22,719
  Current maturities of long-term debt            9,056         9,875
  Accounts payable                              386,095       468,240
  Accrued expenses                              302,380       333,092
  Warrants liability                              8,743         8,272
                                            -----------   -----------
    Total current liabilities                   725,110       842,198
 Long-term debt                                 664,322       683,601
 Noncurrent retirement obligations              180,700       212,438
 Deferred income taxes                           44,253        44,407
 Other noncurrent liabilities                   137,085       145,642
                                            -----------   -----------
    Total liabilities                         1,751,470     1,928,286
                                            -----------   -----------
 Commitments and contingencies
 Minority interest                               17,542        18,772
                                            -----------   -----------
 STOCKHOLDERS' EQUITY
 Preferred stock, $0.01 par value, 1,000
  shares authorized, 0 shares issued and
  outstanding                                        --            --
 Common stock, $0.01 par value, 200,000
  shares authorized, 75,426 and 75,278
  shares issued and outstanding                     754           753
 Additional paid-in capital                   1,107,688     1,104,939
 Accumulated deficit                           (738,209)     (717,662)
 Accumulated other comprehensive income         115,175       156,308
                                            -----------   -----------
 Total stockholders' equity                     485,408       544,338
                                            -----------   -----------
 Total liabilities and stockholders'
  equity                                    $ 2,254,420   $ 2,491,396
                                            ===========   ===========

                 EXIDE TECHNOLOGIES AND SUBSIDIARIES
            CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                       (Unaudited, in thousands)

                                                      For the
                                                  Six Months Ended
                                               ----------------------
                                               Sept. 30,    Sept. 30,
                                                  2008         2007
                                               ---------    ---------
 Cash Flows From Operating Activities:
   Net loss                                    $ (20,547)   $ (50,511)
   Adjustments to reconcile net loss to net
    cash provided by (used in)
    operating activities -
     Depreciation and amortization                51,295       50,713
     Unrealized loss (gain) on warrants              471       (1,192)
     Net loss on asset sales / impairments         1,135          103
     Deferred income taxes                         7,606       11,798
     Provision for doubtful accounts               3,641        2,715
     Non-cash stock compensation                   2,506        2,719
     Reorganization items, net                       935        1,211
     Minority interest                               894          918
     Amortization of deferred financing costs      2,612        2,270
     Loss on early extinguishment of debt             --       21,342
     Currency loss (gain)                         25,884      (12,117)
   Changes in assets and liabilities --
    Receivables                                  108,960      (20,529)
    Inventories                                    9,599     (129,202)
    Prepaid expenses and other                    (1,248)       2,629
    Payables                                     (53,098)      48,847
    Accrued expenses                              (7,756)       5,401
    Noncurrent liabilities                       (17,759)     (26,266)
    Other, net                                    (4,546)       1,875
                                               ---------    ---------
     Net cash provided by (used in)
      operating activities                       110,584      (87,276)
                                               ---------    ---------
 Cash Flows From Investing Activities:
   Capital expenditures                          (36,154)     (23,986)
   Proceeds from sales of assets                  16,265        3,658
                                               ---------    ---------
     Net cash used in investing activities       (19,889)     (20,328)
                                               ---------    ---------
 Cash Flows From Financing Activities:
   (Decrease) increase in
    short-term borrowings                         (1,937)       4,432
   (Decrease) increase in borrowings under
    Senior Secured Credit Facility                (1,662)      94,387
   (Decrease) increase in other debt              (3,183)       3,784
   Financing costs and other                          --      (31,649)
   Net proceeds from rights offering and
    common stock issuance                            244       49,528
                                               ---------    ---------
     Net cash (used in) provided by
      financing activities                        (6,538)     120,482
                                               ---------    ---------
 Effect of Exchange Rate Changes on Cash
  and Cash Equivalents                            (4,805)       2,517
                                               ---------    ---------

 Net Increase In Cash and Cash Equivalents        79,352       15,395
 Cash and Cash Equivalents, Beginning
  of Period                                       90,547       76,211
                                               ---------    ---------
 Cash and Cash Equivalents, End of Period      $ 169,899    $  91,606
                                               =========    =========

 Supplemental Disclosures of Cash
  Flow Information:
   Cash paid during the period -
     Interest                                  $  33,502    $  34,806
     Income taxes (net of refunds)                 4,797        8,173
 Supplemental Disclosures of Non-Cash
  Financing Activities:
   Receivable from rights offering                    --       41,400

                  EXIDE TECHNOLOGIES AND SUBSIDIARIES
               ADJUSTED EBITDA RECONCILIATION BY SEGMENT
                             (in millions)

 FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2008

                    Transportation  Industrial Energy
                    --------------  -----------------
                            Europe            Europe
                            ------            ------
                   Americas and ROW Americas  and ROW  Other    TOTAL
                   -------- ------- --------  -------  -----    -----

 Net income (loss)    $23.8   ($6.6)   $12.9    $10.6 ($50.9)  ($10.2)
   Interest
    expense, net         --      --       --       --   18.4     18.4
   Income tax
    provision            --      --       --       --    3.4      3.4
                   --------------------------------------------------

 EBIT                  23.8    (6.6)    12.9     10.6  (29.1)    11.6

   Depreciation
    and
    amortization        7.7     7.1      2.2      6.5    1.9     25.4
   Reorganization
    items, net           --      --       --       --    0.5      0.5
   Restructuring        0.4     2.3      0.1      6.7    0.2      9.7
   Currency
    remeasurement
    loss (gain)         0.9     0.3     (0.3)      --   26.8     27.7
   Minority
    interest             --      --       --       --    0.3      0.3
   Unrealized gain
    on revaluation
    of warrants          --      --       --       --   (9.2)    (9.2)
   Loss on
    sale/impairment
    of assets            --     0.1      0.7      0.2     --      1.0
   Other,
    principally
    non cash stock
    compensation
    expense              --     0.2     (0.1)     0.1    1.0      1.2
                   --------------------------------------------------

 Adjusted EBITDA      $32.8   $ 3.4    $15.5    $24.1  $(7.6)   $68.2
                   ==================================================

 FOR THE THREE MONTHS ENDED SEPTEMBER 30, 2007

                    Transportation  Industrial Energy
                    --------------  -----------------
                            Europe            Europe
                            ------            ------
                   Americas and ROW Americas  and ROW  Other    TOTAL
                   -------- ------- --------  -------  -----    -----
 Net income (loss)    $17.0   $ 7.6    $ 9.6    ($2.8)($46.2)  ($14.8)
   Interest
    expense, net         --      --       --       --   21.2     21.2
   Income tax
    provision            --      --       --       --   22.7     22.7
                   --------------------------------------------------

 EBIT                  17.0     7.6      9.6     (2.8)  (2.3)    29.1

   Depreciation and
    amortization        7.1     6.5      2.2      6.9    1.6     24.3
   Take Charge          0.8     1.0       --       --   (0.1)     1.7
   Reorganization
    items, net           --      --       --       --    0.8      0.8
   Restructuring        0.4     1.6       --      0.4    0.2      2.6
   Currency
    remeasurement
    loss (gain)         0.2    (0.6)     0.5       --   (9.7)    (9.6)
   Minority
    interest             --      --       --       --    0.5      0.5
   Unrealized gain
    on revaluation
    of warrants          --      --       --       --   (1.5)    (1.5)
   Loss (gain) on
    sale/impairment
    of assets           0.6     0.2     (0.1)     0.1   (0.1)     0.7
   Other,
    principally
    non cash stock
    compensation
    expense            (0.2)     --       --       --    1.6      1.4
                   --------------------------------------------------

 Adjusted EBITDA      $25.9   $16.3    $12.2    $ 4.6  $(9.0)   $50.0
                   ==================================================

                   EXIDE TECHNOLOGIES AND SUBSIDIARIES
                 ADJUSTED EBITDA RECONCILIATION BY SEGMENT
                               (in millions)

 FOR THE SIX MONTHS ENDED SEPTEMBER 30, 2008

                     Transportation   Industrial Energy
                     --------------   ----------------
                               Europe          Europe
                     Americas and ROW Americas and ROW  Other   TOTAL
                     --------  ------ -------- ------  -------- ------

 Net income (loss)   $ 50.5   ($7.2)  $ 26.7   $ 22.4  ($112.9) ($20.5)
  Interest expense,
   net                   --      --       --       --    37.6     37.6
  Income tax
   provision             --      --       --       --    26.9     26.9
                     -------------------------------------------------

 EBIT                  50.5    (7.2)    26.7     22.4   (48.4)    44.0
  Depreciation and
   amortization        15.3    14.3      4.4     13.5     3.8     51.3
  Take Charge            --     0.3       --       --      --      0.3
  Reorganization
   items, net            --      --       --       --     1.0      1.0
  Restructuring         0.7     3.0       --      8.0     0.2     11.9
  Currency
   remeasurement
   loss (gain)          0.3      --     (0.2)      --    25.8     25.9
  Minority interest      --      --       --       --     0.9      0.9
  Unrealized loss
   on revaluation
   of warrants           --      --       --       --     0.5      0.5
  (Gain) loss on
   sale/impairment
   of assets             --    (0.1)     0.7      0.5      --      1.1
  Other,
   principally non
   cash stock
   compensation
   expense               --     0.3     (0.1)     0.1     2.1      2.4
                     -------------------------------------------------
 Adjusted EBITDA     $ 66.8  $ 10.6   $ 31.5   $ 44.5  $(14.1)  $139.3
                     =================================================

 FOR THE SIX MONTHS ENDED SEPTEMBER 30, 2007

                    Transportation   Industrial Energy
                    --------------   ----------------
                              Europe          Europe
                    Americas and ROW Americas and ROW  Other    TOTAL
                    --------  ------ -------- ------  --------  ------
 Net income (loss)  $33.7    $ 3.9    $15.6    ($4.2)   ($99.5) ($50.5)
  Interest expense,
   net                 --       --       --       --     42.6     42.6
  Income tax
   provision           --       --       --       --     22.9     22.9
                    --------------------------------------------------
 EBIT                33.7      3.9     15.6     (4.2)   (34.0)    15.0
  Depreciation and
   amortization      14.7     13.7      4.5     14.5      3.3     50.7
  Loss on early
   extinguishment
   of debt             --       --       --       --     21.3     21.3
  Take Charge         2.2      1.9       --      1.5       --      5.6
  Reorganization
   items, net          --       --       --       --      1.2      1.2
  Restructuring       0.9      2.3     (0.1)     1.4      0.2      4.7
  Currency
   remeasurement
   (gain) loss       (0.1)    (0.5)     1.1     (0.1)   (12.5)   (12.1)
  Minority interest    --       --       --       --      0.9      0.9
  Unrealized gain
   on revaluation
   of warrants         --       --       --       --     (1.2)    (1.2)
  Loss (gain) on
   sale/impairment
   of assets          0.6      0.1      1.0     (1.5)    (0.1)     0.1
  Other,
   principally non
   cash stock
   compensation
   expense            0.1       --       --       --      2.7      2.8
                    --------------------------------------------------
 Adjusted EBITDA    $52.1    $21.4    $22.1    $11.6    $(18.2)  $89.0
                    ==================================================

                 EXIDE TECHNOLOGIES AND SUBSIDIARIES
     COMPARATIVE FY09 Q2 NET SALES AND ADJUSTED EBITDA BY SEGMENT
                             (in millions)

            Transportation    Industrial Energy
            --------------    -----------------
                      Europe             Europe
                       and                and   Unallocated
           Americas    ROW    Americas    ROW    Corporate Consolidated
           --------   -----   --------   -----   --------- ------------
 Q2 FY 09
   Net
    sales   $ 315.6  $ 245.4   $  76.8  $ 276.4   $    --   $  914.2
   Adjusted
    EBITDA  $  32.8  $   3.4   $  15.5  $  24.1   $  (7.6)  $   68.2

 Q2 FY08
   Net
    sales   $ 275.8  $ 256.6   $  73.0  $ 256.6   $    --   $  862.0
   Adjusted
    EBITDA  $  25.9  $  16.3   $  12.2  $   4.6   $  (9.0)  $   50.0

            Transportation    Industrial Energy
            --------------    -----------------
                      Europe             Europe
                       and                and   Unallocated
           Americas    ROW    Americas    ROW    Corporate Consolidated
           --------   -----   --------   -----   --------- ------------
 Q2 YTD FY 09
   Net
    sales   $ 622.0  $ 521.2   $ 166.0  $ 576.2   $    --   $1,885.4
   Adjusted
    EBITDA  $  66.8  $  10.6   $  31.5  $  44.5   $ (14.1)  $  139.3

 Q2 YTD FY08
   Net
    sales   $ 526.8  $ 469.3   $ 138.2  $ 490.0   $    --   $1,624.3
   Adjusted
    EBITDA  $  52.1  $  21.4   $  22.1  $  11.6   $ (18.2)  $   89.0

                  EXIDE TECHNOLOGIES AND SUBSIDIARIES
                     COMPUTATION OF FREE CASH FLOW
                             (in millions)

                            For the               Ended For the
                         Three Months Ended     Six Months Ended
                       Sept. 30,  Sept. 30,    Sept. 30,    Sept. 30,
                         2008       2007         2008         2007
                       --------   --------     --------     --------

 Net cash provided by
  (used in) operating
  activities           $   70.4   $  (27.9)    $  110.6      $ (87.3)

 Net cash provided by
  (used in) investing
  activities              (24.5)     (12.9)       (19.9)       (20.3)

                       --------   --------     --------     --------
    Free Cash Flow     $   45.9   $  (40.8)    $   90.7     $ (107.6)
                       ========   ========     ========     ========

                 EXIDE TECHNOLOGIES AND SUBSIDIARIES
          ADJUSTED EARNINGS (LOSS) PER SHARE RECONCILIATION
                (in millions, except per share data)

                                       FOR THE THREE MONTHS ENDED
                                September 30, 2008  September 30, 2007
                                ------------------  -------------------
                                Dollars  Per Share* Dollars  Per Share*
                                -------  ---------  -------  ----------

 Net loss                        $(10.2)   $(0.14)  $(14.8)   $(0.24)
  Increases in valuation
   allowances                     10.5      0.14      2.1       0.03
  Decrease in German income tax
   rate                             --        --     16.7       0.27
  Reorganization items, net        0.3        --      0.8       0.01
  Restructuring                    9.2      0.12      2.5       0.04
  Currency remeasurement loss
   (gain)                         17.9      0.24     (8.9)     (0.14)
  Unrealized gain on revaluation
   of warrants                    (9.2)    (0.12)    (1.5)     (0.02)

                                 -----     -----    -----     ------
 Non-GAAP Adjusted Net Income
  (Loss) / EPS                   $18.5     $0.24    $(3.1)    $(0.05)
                                 =====     =====    =====     ======

                  EXIDE TECHNOLOGIES AND SUBSIDIARIES
           ADJUSTED EARNINGS (LOSS) PER SHARE RECONCILIATION
                 (in millions, except per share data)

                                       FOR THE SIX MONTHS ENDED
                               September 30, 2008   September 30, 2007
                               -------------------  -------------------
                               Dollars  Per Share*  Dollars  Per Share*
                               -------  ----------  ------- -----------

 Net loss                       ($20.5)    ($0.27)    ($50.5)   ($0.82)
  Increases in valuation
   allowance                     23.7       0.31       13.1       0.21
  Decrease in German income
   tax rate                        --         --       16.7       0.27
  Reorganization items, net       0.6       0.01        1.2       0.02
  Restructuring                  11.1       0.15        4.6       0.07
  Currency remeasurement
   loss (gain)                   16.1       0.21      (11.4)     (0.18)
  Unrealized loss (gain) on
   revaluation of warrants        0.5       0.01       (1.2)     (0.02)
  Loss on early extinguishment
   of debt                         --         --       20.4       0.33
                                -----      -----      -----     ------

 Non-GAAP Adjusted Net Income
  (Loss) / EPS                  $31.5      $0.42      $(7.0)    ($0.11)
                                =====      =====      =====     ======

 * Per share amounts above are based on the Company's GAAP-based weighted average shares outstanding, which, because of the
   Company's net loss, amount to 75.4 million shares for both basic and diluted EPS. These shares excluded approximately 15.1 million potentially dilutive shares because their effect would be
   antidilutive. The inclusion of those shares in the computation of
   Non-GAAP Adjusted EPS would have resulted in an amount of $0.02 and $0.05 per share for the three months ended September 30, 2008 and 2007, respectively, and $0.05 and $0.16 per share for the six months ended September 30, 2008 and 2007, respectively.

CONTACT:  J.Addams & Partners, Inc.
          MEDIA CONTACTS:
          Jeannine Addams
          jfaddams@jaddams.com
          Kristin Wohlleben
          kwohlleben@jaddams.com
          404/231-1132

          Exide Technologies
          INVESTOR CONTACT:
          Carol Knies, Senior Director of Investor Relations
          678/566-9316
          carol.knies@exide.com